AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ____________, 2002
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                          NORTHWEST NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

           OREGON                                        93-0256722
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                   One Pacific Square, 220 N.W. Second Avenue
                             Portland, Oregon 97209
                                  503-226-4211

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                RICHARD G. REITEN
                      Chairman and Chief Executive Officer
                   One Pacific Square, 220 N.W. Second Avenue
                             Portland, Oregon 97209
                                  503-226-4211

             BRUCE R. DeBOLT                            JOHN T. HOOD, Esq.
     Senior Vice President, Finance,                 Thelen Reid & Priest LLP
       and Chief Financial Officer                      40 West 57th Street
One Pacific Square, 220 N.W. Second Avenue           New York, New York 10019
          Portland, Oregon 97209                           212-603-2000
               503-226-4211

  (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                        CALCULATION OF REGISTRATION FEE
=========================================================================================================
      Title of each                                 Proposed         Proposed maximum
   class of securities         Amount to be     maximum offering         aggregate        Registration
     to be registered           registered       price per unit       offering price          fee
---------------------------------------------------------------------------------------------------------
DEBT SECURITIES...........     $150,000,000          100%(1)          $150,000,000(1)       $13,800
=========================================================================================================

(1)  Inserted solely for the purpose of calculating the registration fee.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                 SUBJECT TO COMPLETION, DATED ___________, 2002

PROSPECTUS

                                  $150,000,000

                                [GRAPHIC OMITTED]

                          NORTHWEST NATURAL GAS COMPANY

                       SECURED MEDIUM-TERM NOTES, SERIES B
                        (SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B

     Northwest Natural Gas Company (NW Natural) intends to offer from time to time up to $150,000,000 in principal amount of its secured medium-term notes and unsecured medium-term notes. The secured medium-term notes will be secured by a mortgage that constitutes a first mortgage lien on certain gas properties owned from time to time by NW Natural. The unsecured medium-term notes will consist of notes or other unsecured evidences of indebtedness. We will refer to the secured medium-term notes and unsecured medium-term notes in this prospectus collectively as the Medium-Term Notes.

     The Medium-Term Notes will be offered on terms to be decided at the time of sale. NW Natural will provide specific terms of the Medium-Term Notes, including their offering prices, interest rates and maturities, in pricing supplements to this prospectus. The pricing supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any pricing supplement carefully before you invest.

     The Medium-Term Notes will not be listed on any securities exchange. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity on the secondary market if one develops.

     NW Natural may offer the Medium-Term Notes directly or through underwriters, agents or dealers. The pricing supplements will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 13 of this prospectus also provides more information on this topic.

     NW Natural may sell the Medium-Term Notes to the agents as principals for resale at varying or fixed offering prices or through the agents as agents using their reasonable best efforts on NW Natural's behalf. Unless otherwise specified in the pricing supplement, the price to the public for the Medium-Term Notes will be 100% of the principal amount. If NW Natural sells all of the Medium-Term Notes, it expects to receive proceeds of between $149,812,500 and $148,875,000 after paying the agents' discounts and commissions of between $187,500 and $1,125,000 and before deducting expenses payable by NW Natural. NW Natural may also sell the Medium-Term Notes directly to investors without the assistance of the agents (whether acting as principal or as agent).

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _________, 2002

MERRILL LYNCH & CO.
                 UBS WARBURG
                              BANC ONE CAPITAL MARKETS, INC.
                                                 U.S. BANCORP PIPER JAFFRAY INC.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. Northwest Natural Gas Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. NW NATURAL HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NW NATURAL IS NOT MAKING AN OFFER OF THE MEDIUM-TERM NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER HEREOF.


                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION............................................1

FORWARD-LOOKING STATEMENTS.....................................................1

NW NATURAL.....................................................................1

USE OF PROCEEDS................................................................2

RATIO OF EARNINGS TO FIXED CHARGES.............................................2

BOOK-ENTRY SYSTEM..............................................................2

DESCRIPTION OF THE SECURED NOTES...............................................3

DESCRIPTION OF THE UNSECURED NOTES.............................................9

PLAN OF DISTRIBUTION..........................................................13

EXPERTS.......................................................................15

LEGALITY......................................................................15

                       WHERE YOU CAN FIND MORE INFORMATION


     NW Natural files annual, quarterly and special reports and other information with the Securities and Exchange Commission (SEC). Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural also maintains a Web site (http://www.nwnatural.com). Information contained on NW Natural's Web site does not constitute part of this prospectus.

     NW Natural's common stock is listed on the New York Stock Exchange under the symbol "NWN", and information concerning NW Natural can also be inspected at the office of that exchange located at 20 Broad Street, New York, New York 10005.

     The SEC allows NW Natural to "incorporate by reference" the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Natural is incorporating by reference the documents listed below and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange
Act), until NW Natural sells all of the Medium-Term Notes described in this prospectus, and any filings which NW Natural makes with the SEC after the initial filing date of the registration statement of which this prospectus is a part and prior to the effective date of such registration statement. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

     o NW Natural's Annual Report on Form 10-K for the year ended December 31, 2001.

     o NW Natural's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002.

     o NW Natural's Current Reports on Form 8-K filed March 1, 2002 and May 20, 2002.

     You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211.

                           FORWARD-LOOKING STATEMENTS

     This document does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a discussion of factors which may affect forward-looking statements contained herein and in the incorporated documents, see NW Natural's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q.

                                   NW NATURAL

     NW Natural is principally engaged in the distribution of natural gas to customers in western Oregon and southwestern Washington, including the Portland metropolitan area. NW Natural and its predecessors have supplied gas service to the public since 1859. NW Natural's executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

                                 USE OF PROCEEDS

     The net proceeds to be received by NW Natural from the sale of the Medium-Term Notes will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural's ongoing utility construction program.

     NW Natural expects its utility construction expenditures in 2002 to aggregate $84 million, and in the five-year period, 2002-2006, to aggregate between $450 million and $500 million.

     It is estimated that 60% of the funds required for utility purposes during the 2002-2006 period will be internally generated and that the balance, as well as substantially all of the funds required for the refunding of maturing and higher-cost debt and preferred and preference stock, will be raised through the sale of equity and debt securities, including the Medium-Term Notes, in such amounts and at such times as NW Natural's cash requirements and market conditions shall determine. Approximately $40 million of debt securities will mature and $25 million of preference stock will be redeemed in 2002.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges, calculated according to the rules set forth under the Securities Act, for the following periods were:

SIX MONTHS ENDED                     TWELVE MONTHS ENDED
----------------    ------------------------------------------------------
    JUNE 30,                             DECEMBER 31,
----------------    ------------------------------------------------------
      2002             2001       2000       1999       1998       1997
----------------    ---------- ---------- ---------- ---------- ----------
      3.77             3.14       3.14       3.12       2.20       2.99

     Earnings consist of net income to which has been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income.

                                BOOK-ENTRY SYSTEM

     The Medium-Term Notes will trade through The Depository Trust Company ("DTC"). The Medium-Term Notes will be represented by a global certificate and registered in the name of Cede & Co., DTC's nominee.

     DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC facilitates settlement of securities transactions among its participants through electronic computerized book-entry changes in the participants' accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

     Purchases of the Medium-Term Notes within the DTC system must be made through participants, which will receive a credit for the Medium-Term Notes on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased the Medium-Term Notes. Beneficial owners will not receive certificates for their Medium-Term Notes, unless use of the book-entry system for the Medium-Term Notes is discontinued.

     To facilitate subsequent transfers, all Medium-Term Notes deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the Medium-Term Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Medium-Term Notes. DTC's records reflect only the identity of the participants to whose accounts such Medium-Term Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them.

     Redemption notices will be sent to DTC. If less than all of the Medium-Term Notes are being redeemed, DTC's practice is to determine by lot the amount of Medium-Term Notes of each participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Medium-Term Notes. Under its usual procedures, DTC would mail an omnibus proxy to NW Natural as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Medium-Term Notes are credited on the record date. NW Natural believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Medium-Term Notes.

     Payments of redemption proceeds, principal of, and interest on the Medium-Term Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC's practice is to credit participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Corporate Trustee (as defined below), or NW Natural. Payment of redemption proceeds, principal and interest to DTC is the responsibility of NW Natural. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

     Except as provided in this prospectus, a beneficial owner will not be entitled to receive physical delivery of the Medium-Term Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Medium-Term Notes.

     DTC may discontinue providing its services as securities depository with respect to the Medium-Term Notes at any time by giving reasonable notice to NW Natural. In the event no successor securities depository is obtained, certificates for the Medium-Term Notes will be printed and delivered to the beneficial owners. If NW Natural decides to discontinue use of the DTC system of book-entry transfers, certificates for the Medium-Term Notes will be printed and delivered to the beneficial owners.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that NW Natural believes to be reliable, but NW Natural does not take responsibility for the accuracy of this information.

                        DESCRIPTION OF THE SECURED NOTES

GENERAL

     The secured notes, which are a series of NW Natural's First Mortgage Bonds ("Bonds"), are to be issued under NW Natural's Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company)(the "Corporate Trustee") and Stanley Burg (successor to R.G. Page and J.C. Kennedy), as trustees (together, "Mortgage Trustees"), as supplemented by twenty supplemental indentures, all of which are collectively referred to as the "Mortgage".

     Material terms of the secured notes are summarized below. The Mortgage was filed with the SEC and you should read the Mortgage for provisions that may be important to you. The statements in this "Description of the Secured Notes" concerning the secured notes and the Mortgage make use of terms defined in the Mortgage and are qualified in their entirety by express reference to the cited sections and articles. They may be changed with respect to any secured note by the applicable pricing supplement, which should be read in conjunction with this description.

     The secured notes will be offered on a continuing basis and each secured note will mature on such date, not less than nine months or more than 30 years from its date of issue, as selected by the purchaser and agreed to by NW Natural.

     The pricing supplement relating to each secured note will set forth the principal amount, interest rate, interest payment dates, record dates, issue price and agent's commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such secured note.

INTEREST

     Unless otherwise specified in the pricing supplement relating to any secured note, interest on such secured note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

     Unless otherwise specified in the pricing supplement relating to any secured note, interest payable on any interest payment date for any secured note will be paid to the person in whose name such secured note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, immediately preceding such interest payment date; provided that, (i) if the original issue date of any secured note is after a record date and before the corresponding interest payment date, such secured note shall bear interest from the original issue date, but payment of interest shall commence on the second interest payment date following the original issue date, and (ii) interest payable on the maturity date will be paid to the person to whom the principal thereof is paid.

     Unless otherwise indicated in the applicable pricing supplement, interest on the secured notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

FORM, EXCHANGE AND PAYMENT

     The secured notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The secured notes will be exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. (See Twentieth Supplemental Indenture, Section 1.01.) However, if the secured notes are held by DTC or its nominee, owners of beneficial interests in the secured notes will not be entitled to have any individual secured notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under "Book-Entry System".

REDEMPTION

     To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be redeemable, on 30 days' notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable pricing supplement. On or after the initial redemption date, such secured note will be redeemable in whole or in part, at the option of NW Natural, at a redemption price determined in accordance with the following paragraph or as described in the related pricing supplement, plus accrued interest to the redemption date.

     Unless otherwise specified in the pricing supplement relating to any secured note, the redemption price for each secured note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such secured note and thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of the principal amount ("Reduction Percentage") until the redemption price shall be 100% of the principal amount. The initial redemption date and price and any Reduction Percentage with respect to each secured note subject to redemption will be fixed at the time of sale and set forth in the applicable pricing supplement.

     If so specified in the pricing supplement relating to any secured note, NW Natural may not, prior to the redemption limitation date, if any, set forth in such pricing supplement, redeem such secured note as described above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to NW Natural (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to NW Natural (similarly calculated) of such secured note.

     If, at the time the notice of redemption shall be given, the redemption money has not been deposited with the Corporate Trustee, the redemption may be made subject to the receipt of such money before the redemption date, and such notice shall be of no effect unless such money is so received.

     Unless otherwise indicated in the applicable pricing supplement, the secured notes will not be subject to any sinking fund.

REPAYMENT AT OPTION OF HOLDER

     To the extent, if any, provided in the pricing supplement relating to any secured note, such secured note will be repayable by NW Natural at the option of the registered holder thereof on the date specified in such pricing supplement ("Repayment Date"), at a price equal to a percentage of the principal amount of such secured note specified in such pricing supplement ("Repayment Price"), plus accrued interest to the date of repayment.

     For any secured note to be repaid, NW Natural must receive such secured note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Corporate Trustee), within the period ("Election Period") commencing at the opening of business and ending at the close of business on the dates specified in the pricing supplement relating to such secured note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such secured note duly completed. Any such election so received by NW Natural within such Election Period shall be irrevocable.

     The repayment option may be exercised by the registered holder of a secured note for less than the entire principal amount of such secured note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any secured note for repayment will be determined by the Corporate Trustee, whose determination will be final and binding.

     So long as DTC or DTC's nominee is the registered holder of the secured notes, DTC or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with DTC's repayment procedures in effect at the time. See "Book-Entry System." In order to ensure that DTC or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the secured notes, the beneficial owner of such interest must instruct the broker or other participant through which it holds such interest to notify DTC of its election to exercise the repayment option. In addition, the beneficial owner must effect delivery of such interest at the time such notice of election is given to DTC by causing the broker or other participant through which it holds such interest to transfer such interest on DTC's records to the Corporate Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner of secured notes should consult the broker or other participant through which it holds an interest in the secured notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to DTC.

PROVISIONS FOR MAINTENANCE OF PROPERTY

     While the Mortgage contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions.

SECURITY

     The secured notes together with all other Bonds issued or to be issued under the Mortgage will be secured by the Mortgage, which constitutes a first mortgage lien on certain gas utility properties owned from time to time by NW Natural (except as stated below), subject to Excepted Encumbrances, including minor defects and irregularities customarily found in properties of similar size and character.

There are excepted from the lien:

     (1)  cash and securities,

     (2)  certain equipment, apparatus, materials or supplies,

     (3)  aircraft, automobiles and other vehicles,

     (4)  receivables, contracts, leases and operating agreements,

     (5)  timber, minerals, mineral rights and royalties, and

     (6)  all Natural Gas and Oil Production Property.

     The Mortgage contains provisions that impose the lien of the Mortgage on property acquired by NW Natural after the date of Mortgage, other than the excepted property described above and subject to pre-existing liens. However, if NW Natural consolidates, merges or sells substantially all of its assets to another corporation, the lien created by the Mortgage will generally not cover the property of the successor corporation, other than the property it acquires from NW Natural and improvements, extensions, additions renewals and replacements of that property. (See Mortgage, Article XVI.)

     The Mortgage provides that the Mortgage Trustees shall have a lien upon the mortgaged property, prior to that of the Bonds, for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds. (See Mortgage, Section 96.)

ISSUANCE OF ADDITIONAL BONDS

     Bonds may be issued from time to time on the basis of:

     (1) 60% of property additions, after adjustments to offset retirements (See "Modification of the Mortgage-- Issuance of Additional Bonds" below),

     (2)  the retirement of Bonds or qualified lien bonds, or

     (3)  the deposit of cash.

With certain exceptions in the case of (2) above, the issuance of Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months must be at least twice the annual interest requirements on all Bonds at the time outstanding, including the additional issue, and all indebtedness of prior rank.

     Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but may not include securities, airplanes, automobiles or other vehicles, or natural gas transmission lines or Natural Gas and Oil Production Property. As of June 30, 2002, approximately $334 million of property additions were available for use as the basis for the issuance of Bonds. As of September 30, 2002, approximately $148 million of retired Bonds were available for use as the basis for the issuance of Bonds.

     The Mortgage contains certain restrictions upon the issuance of Bonds against property subject to liens.

     The secured notes will be issued against property additions and/or retired Bonds.

     (See Mortgage, Sections 4-7, 20-30 and 46, and Third Supplemental Indenture, Sections 3 and 4.)

RELEASE AND SUBSTITUTION OF PROPERTY

     Property may be released on the basis of:

     (1)  the deposit of cash or, to a limited extent, purchase money mortgages,

     (2)  property additions, or

     (3)  the waiver of the right to issue Bonds on the basis of retired Bonds,

     in each case without applying any earnings test.

Cash so deposited and cash deposited as the basis for the issuance of additional Bonds may be withdrawn upon the bases stated in (2) and (3) above without applying an earnings test. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. (See Mortgage, Sections 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118.)

SATISFACTION AND DISCHARGE OF MORTGAGE

     The lien of the Mortgage may be canceled and discharged whenever all indebtedness secured by the Mortgage has been paid. Bonds, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of satisfying the lien of the Mortgage and shall not be deemed to be outstanding for any other purpose of the Mortgage if there shall have been deposited with the Corporate Trustee either:

     (1)  moneys in the necessary amount, or

     (2) (a) direct obligations of the government of the United States of America, or

          (b) obligations guaranteed by the government of the United States of America, or

          (c) securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which in any case are not subject to redemption prior to maturity by any one other than the holders, the principal of and the interest on which when due, and without any regard to reinvestment thereof, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said Bonds or portions thereof on the redemption date or maturity date thereof, as the case may be. (See Mortgage, Section 106 and Thirteenth Supplemental Indenture, Section 3.02.)

DEFAULTS AND NOTICE THEREOF

     Defaults are:

     (1)  default in payment of principal,

     (2) default for 60 days in payment of interest or of installments of funds for retirement of Bonds,

     (3)  certain defaults with respect to qualified lien bonds,

     (4)  certain events in bankruptcy, insolvency or reorganization, and

     (5) default for 90 days after notice in the case of a breach of certain other covenants.

The Mortgage Trustees may withhold notice of default (except in payment of principal, interest or any fund for the retirement of Bonds) if they think it is in the interest of the bondholders. (See Mortgage, Sections 65 and 66.)

     Holders of 25% of the Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. No holder of Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustees written notice of a default and unless holders of 25% of the Bonds have requested the Mortgage Trustees to act and offered them reasonable opportunity to act and the Mortgage Trustees have failed to act. The Mortgage Trustees are not required to risk their funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. Holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustees, or exercising any trust or power conferred upon the Mortgage Trustees, but the Mortgage Trustees are not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Sections 67, 71, 80 and 94.)

EVIDENCE TO BE FURNISHED TO THE MORTGAGE TRUSTEES

     Compliance with Mortgage provisions is evidenced by written statements of NW Natural's officers or persons selected by NW Natural. In certain major matters the accountant, engineer, appraiser or other expert must be independent. Various certificates and other papers, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Sections 38 and 41-46.)

MODIFICATION OF THE MORTGAGE

     The rights of the bondholders may be modified with the consent of holders of 70% of the Bonds and, if less than all series of Bonds are affected, the consent also of holders of 70% of Bonds of each series affected. NW Natural has the right, without any consent or other action by holders of any outstanding series of Bonds, to substitute 66 2/3% for 70%. In general, no modification of the terms of payment of principal and interest, affecting the lien of the Mortgage or reducing the percentage required for modification (except as provided above) will be effective against any bondholder without his consent. (See Mortgage, Article XIX and Ninth Supplemental Indenture, Section 6.)

     NW Natural has the right to amend the Mortgage, without any consent or other action by holders of any outstanding series of Bonds in the following respects:

     Release and Substitution of Property

     To permit the release of property at the lesser of its cost or its fair value at the time that such property became funded property, rather than at its fair value at the time of its release; and to facilitate the release of unfunded property. (See Mortgage, Sections 3, 59 and 60 and Eighteenth Supplemental Indenture, Section 2.03.)

     Issuance of Additional Bonds

     To clarify that:

     (1) for purposes of determining annual interest requirements, interest on Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such Bonds or other indebtedness during the period of calculation or, if such Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance, and

     (2) no extraordinary items shall be included in operating expenses or deducted from revenues or other income in calculating adjusted net earnings (see Mortgage, Section 7); and to revise the basis for the issuance of additional Bonds from 60% of property additions, after adjustments to offset retirements, to 70%.

          (See Mortgage, Sections 25, 26, 59 and 61 and Eighteenth Supplemental Indenture, Sections 2.01 and 2.02.)

THE CORPORATE TRUSTEE

     Deutsche Bank Trust Company Americas also serves as the Indenture Trustee under the Indenture under which the unsecured notes are issued.

                       DESCRIPTION OF THE UNSECURED NOTES

GENERAL

     The unsecured notes are to be issued under an Indenture, dated as of June 1, 1991 ("Indenture"), between NW Natural and Deutsche Bank Trust Company Americas, as trustee ("Indenture Trustee").

     Material terms of the unsecured notes are summarized below. The Indenture was filed with the SEC and you should read the Indenture for provisions that may be important to you. The statements in this "Description of the Unsecured Notes" concerning the unsecured notes and the Indenture make use of terms defined in the Indenture and are qualified in their entirety by express reference to the cited sections and articles. They may be changed with respect to any unsecured note by the applicable pricing supplement, which should be read in conjunction with this description.

     The Indenture provides that debt securities (including the unsecured notes and including both interest bearing and original issue discount securities) may be issued under the Indenture, without limitation as to aggregate principal amount. (See Indenture, Section 301.) All debt securities issued or to be issued under the Indenture (including the unsecured notes) are collectively referred to as the "Indenture Securities".

     The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by NW Natural.

     The unsecured notes will rank equally with all other unsecured and unsubordinated indebtedness of NW Natural. Substantially all of the gas plants, distribution systems and other materially important physical properties of NW Natural are subject to the lien of the Mortgage securing the Bonds. (See "Description of the Secured Notes--Security" and "-- Issuance of Additional Bonds", above.)

     The unsecured notes will be offered on a continuing basis, and each unsecured note will mature on such date, not less than nine months nor more than 30 years from its date of issue, as selected by the purchaser and agreed to by NW Natural.

     The pricing supplement relating to any unsecured note will include the principal amount, interest rate, interest payment dates, regular record dates, issue price and agent's commission or discount, original issue and maturity dates, redemption or repayment provisions, if any, and other material terms of such unsecured note.

INTEREST

     Unless otherwise specified in the pricing supplement relating to any unsecured note, interest on such unsecured note will be payable semi-annually in arrears on June 1 and December 1 of each year and at maturity.

     Unless otherwise specified in the pricing supplement relating to any unsecured note, interest payable on any interest payment date for any unsecured note will be paid to the person in whose name such unsecured note is registered on the record date with respect to such interest payment date, which shall be the May 15 or November 15 (whether or not a business day), as the case may be, immediately before such interest payment date; provided that, (i) if the original issue date of any unsecured note is after a record date and before the corresponding interest payment date, such unsecured note will bear interest from the original issue date but payment of interest shall commence on the second interest payment date following the original issue date, and (ii) interest payable on the maturity date will be paid to the person to whom the principal thereof is paid.

     Unless otherwise indicated in the applicable pricing supplement, interest on the unsecured notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. (See Indenture, Section 310).

FORM, EXCHANGE AND PAYMENT

     The unsecured notes will be issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The unsecured notes will be exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto. Principal, premium, if any, and interest will be payable at such office. Notwithstanding the foregoing, for so long as the unsecured notes shall be held by DTC or its nominee, owners of beneficial interests in the unsecured notes will not be entitled to have any individual unsecured notes registered in their names, and transfers of beneficial interests and payments of principal, premium, if any, and interest will be made as described herein under "Book-Entry System".

REDEMPTION

     To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be redeemable, on not less than 30 days' notice, in whole or in part, at any time on or after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable pricing supplement. On or after the initial redemption date, such unsecured note will be redeemable in whole or in part, at the option of NW Natural, at a redemption price determined in accordance with the following paragraph or as described in the related pricing supplement, plus accrued interest to the redemption date.

     The redemption price for each unsecured note subject to redemption shall, for the twelve-month period commencing on the initial redemption date, be equal to a certain percentage of the principal amount of such unsecured note and, thereafter, shall decline for the twelve-month period commencing on each anniversary of the initial redemption date by a percentage of the principal amount ("Reduction Percentage") until the redemption price shall be 100% of the principal amount. The initial redemption price and date and any Reduction Percentage with respect to each unsecured note subject to redemption will be fixed at the time of sale and set forth in the applicable pricing supplement.

     If so specified in the pricing supplement relating to any unsecured note, NW Natural may not, prior to the redemption limitation date, if any, set forth in such pricing supplement, redeem such unsecured note as described above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to NW Natural (calculated in accordance with generally accepted financial practice) of less than the effective interest cost to NW Natural (similarly calculated) of such unsecured note.

     If, at the time the notice of redemption shall be given, the redemption money has not been deposited with the Indenture Trustee, the redemption shall be made subject to the receipt of such money on or before the redemption date, and such notice shall be of no effect unless such money shall be so received. (See Indenture, Article Four.)

     Unless otherwise indicated in the applicable pricing supplement, the unsecured notes will not be subject to any sinking fund.

REPAYMENT AT OPTION OF HOLDER

     To the extent, if any, provided in the pricing supplement relating to any unsecured note, such unsecured note will be repayable by NW Natural at the option of the registered holder thereof on the date of repayment specified in such pricing supplement at a repayment price equal to a percentage of the principal amount of such unsecured note specified in such pricing supplement, plus accrued interest to the date of repayment.

     For any unsecured note to be repaid, NW Natural must receive such unsecured note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Indenture Trustee), within the period ("Election Period") commencing at the opening of business and ending at the close of business on the dates specified in the pricing supplement relating to such unsecured note (provided that, if the last day of the Election Period shall not be a business day, the Election Period shall end at the close of business on the next succeeding business day), together with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such unsecured note duly completed.

     Any such election so received by NW Natural within such Election Period shall be irrevocable. The repayment option may be exercised by the registered holder of an unsecured note for less than the entire principal amount of such unsecured note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any unsecured note for repayment will be determined by the Indenture Trustee, whose determination will be final and binding.

     So long as DTC or DTC's nominee is the registered holder of the unsecured notes, DTC or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with DTC's repayment procedures in effect at the time. See "Book-Entry System." In order to ensure that DTC or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the unsecured notes, the beneficial owner of such interest must instruct the broker or other participant through which it holds such interest to notify DTC of its election to exercise the repayment option. In addition, the beneficial owner of unsecured notes must effect delivery of such interest at the time such notice of election is given to DTC by causing the broker or other participant through which it holds such interest to transfer such interest on DTC's records to the Indenture Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner of unsecured notes should consult the broker or other participant through which it holds an interest in the unsecured notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to DTC.

DEFEASANCE

     The principal amount of any unsecured notes issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of NW Natural in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust:

     (1)  money in an amount which will be sufficient, or

     (2) in the case of a deposit made prior to the maturity of the unsecured notes, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or

     (3)  a combination of (1) and (2) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the unsecured notes that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (See Indenture, Sections 101, 701.)

     If NW Natural deposits with the Indenture Trustee any money and/or Government Obligations with respect to the unsecured notes, or any portion of the principal amount thereof, prior to the maturity or redemption of such unsecured notes or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of NW Natural in respect to such unsecured notes or such portion thereof as described in Section 701 of the Indenture, NW Natural shall deliver to the Indenture Trustee either:

     (1) an instrument wherein NW Natural, notwithstanding such satisfaction and discharge, shall assume the obligation to irrevocably deposit with the Indenture Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations previously deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such unsecured notes or such portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of NW Natural to make additional deposits as described above shall be subject to the delivery to NW Natural by the Indenture Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Indenture Trustee, showing the calculation thereof, or

     (2) an opinion of counsel to the effect that the holders of such unsecured notes, or such portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

     In the event that NW Natural shall elect to deliver to the Indenture Trustee an instrument as described in clause (1) of the preceding paragraph in connection with any such deposit of money and/or Government Obligations with the Indenture Trustee, under current applicable United States federal income tax regulations, the holders of such unsecured notes, or such portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected. There can be no assurance that such United States federal income tax regulations will not change such that, as a result of such deposit and delivery by NW Natural of such instrument, holders of unsecured notes may recognize income, gain or loss for United States federal income tax purposes and may not be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been made.

EVENTS OF DEFAULT AND NOTICE THEREOF

     Events of default are:

     (1)  default for three business days in payment of principal,

     (2)  default for 60 days in payment of interest,

     (3)  certain events in bankruptcy, insolvency or reorganization,

     (4) default for 90 days after notice in the case of a breach of any other covenant, and

     (5) any other event of default specified with respect to the Indenture Securities of a particular series.

     No event of default with respect to a series of Indenture Securities necessarily constitutes an event of default with respect to the Indenture Securities of any other series.

     The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the holders of the Indenture Securities. (See Indenture, Sections 801 and 903.)

     Either the Indenture Trustee or the holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but NW Natural may annul such default by effecting its cure and paying overdue interest and principal. No holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act. But, each holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it has reasonable grounds to believe that repayment is not reasonably assured.

     The holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Indenture, Sections 802, 807, 808, 812 and 902.)

EVIDENCE TO BE FURNISHED TO THE INDENTURE TRUSTEE

     Compliance with Indenture provisions will be evidenced by written statements of NW Natural's officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Indenture, Section 1004.)

MODIFICATION OF THE INDENTURE

     The rights of the holders of the Indenture Securities may be modified with the consent of the holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the holders of Indenture Securities may be modified without the consent of the holders if such modification would not be deemed to adversely affect their interests in any material respect.

     In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any holder of Indenture Securities without the consent of such holder. "Tranche" means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Article Twelve.)

THE INDENTURE TRUSTEE

     Deutsche Bank Trust Company Americas also serves as the Corporate Trustee under the Mortgage under which the secured notes are issued.

                              PLAN OF DISTRIBUTION

     The Medium-Term Notes are being offered on a continuing basis for sale by NW Natural through the agents which have agreed to use their reasonable best efforts to solicit purchases of the Medium-Term Notes. The initial agents are Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Warburg LLC, Banc One Capital Markets, Inc. and U.S. Bancorp Piper Jaffray Inc. Should NW Natural designate other persons to act as agents, the names of such persons will be disclosed in a pricing supplement. NW Natural will pay each agent a commission which, depending on the maturity of the Medium-Term Notes, will range from .125% to .750% of the principal amount of any Medium-Term Note sold through such agent.

     NW Natural may also sell Medium-Term Notes to any agent, as principal, at a discount from the principal amount thereof, and the agent may later resell such Medium-Term Notes to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such agent or, if so agreed, at a fixed public offering price. In the case of sales to any agent as principal, such agent may utilize a selling or dealer group in connection with resales. An agent may sell Medium-Term Notes it has purchased as principal to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such agent from NW Natural.

     After the initial public offering of Medium-Term Notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may be changed.

     The Medium-Term Notes also may be sold by NW Natural directly to purchasers. No commission will be payable to the agents on Medium-Term Notes sold directly by NW Natural.

     NW Natural reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject, in whole or in part, offers to purchase Medium-Term Notes whether placed directly with NW Natural or through one of the agents. Each agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Medium-Term Notes received by it, in whole or in part.

     Payment of the purchase price of the Medium-Term Notes will be required to be made in immediately available funds in New York City on the date of settlement.

     No Medium-Term Note will have an established trading market when issued. The Medium-Term Notes will not be listed on any securities exchange. Each of the agents may from time to time purchase and sell Medium-Term Notes in the secondary market, but is not obligated to do so. There can be no assurance that there will be a secondary market for the Medium-Term Notes or liquidity in the secondary market if one develops. From time to time, each of the agents may make a market in the Medium-Term Notes.

     In connection with certain types of offers and sales of Medium-Term Notes, SEC rules permit the agents to engage in certain transactions that stabilize the price of such Medium-Term Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Medium-Term Notes.

     If the agents create a short position in any Medium-Term Notes in connection with certain types of offers and sales, i.e., if they sell more Medium-Term Notes than are set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing Medium-Term Notes in the open market.

     In connection with certain types of offers and sales, the agents may also impose a penalty bid on certain agents and selling group members. This means that if the agents purchase Medium-Term Notes in the open market to reduce the agents' short position or to stabilize the price of the Medium-Term Notes, they may reclaim the amount of selling concession from the agents and selling group members who sold these Medium-Term Notes as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither NW Natural nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Medium-Term Notes. In addition, neither NW Natural nor any agent makes any representation that the agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act. NW Natural has agreed to indemnify each of the agents against, or to make contributions relating to, certain liabilities, including liabilities under such Act. NW Natural has agreed to reimburse each of the agents for certain expenses. Each of the agents may engage in transactions with, or perform services for, NW Natural in the ordinary course of business.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to NW Natural's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The statements made as to matters of law and legal conclusions under "Description of the Secured Notes--Security" herein have been reviewed (a) insofar as Oregon law is concerned, by Mark S. Dodson, Esquire, General Counsel of NW Natural; and (b) insofar as Washington law is concerned, by Stoel Rives LLP, Portland, Oregon, and have been set forth herein in reliance upon the opinions of Mr. Dodson and such firm given upon their authority as experts. The statements made as to matters of law and legal conclusions in the documents incorporated in this Prospectus by reference pertaining to titles to properties, franchises and other operating rights of NW Natural, regulations to which NW Natural is subject and any legal proceedings to which NW Natural is a party, insofar as Oregon law is concerned, have been reviewed by Mr. Dodson and such statements are included in such documents and herein in reliance upon the opinion of Mr. Dodson given upon his authority as an expert. As of September 30, 2002, Mr. Dodson directly and indirectly owned 13,756 shares of NW Natural's common stock and had been granted options to purchase an additional 23,873 shares.

                                    LEGALITY

     The legality of the Medium-Term Notes will be passed upon for NW Natural by Mr. Dodson and by Thelen Reid & Priest LLP, New York, New York, and for the agents by Simpson Thacher & Bartlett, New York, New York. Thelen Reid & Priest LLP and Simpson Thacher & Bartlett may rely upon the opinion of Mr. Dodson as to certain legal matters arising under Oregon law, and Mr. Dodson, Thelen Reid & Priest LLP and Simpson Thacher & Bartlett may rely upon the opinion of Stoel Rives LLP as to certain legal matters arising under Washington law. However, all matters pertaining to titles, the lien and enforceability of the Mortgage and franchises, will be passed upon only by Mr. Dodson, who may rely on the opinion of Stoel Rives LLP as to certain legal matters arising under Washington law.

                                  $150,000,000

                                [GRAPHIC OMITTED]

                          NORTHWEST NATURAL GAS COMPANY

                           SECURED MEDIUM-TERM NOTES,
                                    SERIES B
                          UNSECURED MEDIUM-TERM NOTES,
                                    SERIES B


                               -------------------

                               P R O S P E C T U S

                               -------------------


                               MERRILL LYNCH & CO.
                                   UBS WARBURG
                         BANC ONE CAPITAL MARKETS, INC.
                         U.S. BANCORP PIPER JAFFRAY INC.

                                ________ __, 2002


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (ESTIMATED, EXCEPT SEC FILING FEE).

          Filing Fee-Securities and Exchange
            Commission....................................     $ 13,800
          Fees of Trustees, including counsel
            and authentication fees.......................       10,000
          Legal fees .....................................      120,000
          Accounting fees and expenses ...................       35,000
          Rating Agencies' fees ..........................       75,000
          Printing and engraving .........................       10,000
          Miscellaneous expense ..........................        6,200
            Total expenses ...............................     $270,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Oregon Business Corporation Act (the "Act") provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

     (1) shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

     (2) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

     (3) may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

     The Act also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director's or officer's good faith belief that the standard of conduct in Section (2) or (3) above has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The Act also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     NW Natural's Bylaws provide that NW Natural shall indemnify directors and officers to the fullest extent permitted under the Act, thus making mandatory the discretionary indemnification authorized by the Act.

     NW Natural's Restated Articles of Incorporation provide that NW Natural shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the Act.

     NW Natural's shareholders have approved and NW Natural has entered into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

     (1) prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

     (2) the director or officer is permitted to enforce the indemnity obligation in court and the burden is on NW Natural to prove that the director or officer is not entitled to indemnification;

     (3) indemnity is explicitly provided for judgments and settlements in derivative actions;

     (4) prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

     (5) partial indemnification is permitted if the director or officer is not entitled to full indemnification.

     NW Natural maintains in effect a policy of insurance providing for reimbursement to NW Natural of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which NW Natural may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Restated Articles of Incorporation, Bylaws or agreements effective under such laws.

ITEM 16.  LIST OF EXHIBITS.

     Reference is made to the Exhibit Index on page II-6 hereof.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the Securities Act);

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears hereinafter hereby appoints Richard G. Reiten, Bruce R. DeBolt and John T. Hood, the Agents for Service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, and State of Oregon, on the 4th day of October, 2002.

                                       NORTHWEST NATURAL GAS COMPANY

                                       By:  /s/ Richard G. Reiten
                                            -----------------------------------
                                            Richard G. Reiten
                                            Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                                 Title                            Date
         ---------                                 -----                            ----

/s/ Richard G. Reiten                    Principal Executive Officer,         October 4, 2002
-------------------------------          and Director
Richard G. Reiten,
Chairman and Chief Executive Officer


/s/ Bruce R. DeBolt                      Principal Financial Officer          October 4, 2002
-------------------------------
Bruce R. DeBolt
Senior Vice President, Finance,
and Chief Financial Officer


 /s/ Stephen P. Feltz                    Principal Accounting Officer         October 4, 2002
-------------------------------
 Stephen P. Feltz,
 Treasurer and Controller


 /s/ John D. Carter                               Director              )     October 4, 2002
-------------------------------                                         )
 John D. Carter                                                         )
                                                                        )

 /s/ Thomas E. Dewey, Jr.                         Director              )     October 4, 2002
-------------------------------                                         )
 Thomas E. Dewey, Jr.                                                   )
                                                                        )

 /s/ C. Scott Gibson                              Director              )     October 4, 2002
-------------------------------                                         )
 C. Scott Gibson                                                        )
                                                                        )

 /s/ Tod R. Hamachek                              Director              )     October 4, 2002
-------------------------------                                         )
 Tod R. Hamachek                                                        )
                                                                        )

 /s/ Wayne D. Kuni                                Director              )     October 4, 2002
-------------------------------                                         )
 Wayne D. Kuni                                                          )
                                                                        )

 /s/ Randall C. Pape                              Director              )     October 4, 2002
-------------------------------                                         )
 Randall C. Pape                                                        )
                                                                        )

 /s/ Robert L. Ridgley                            Director              )     October 4, 2002
-------------------------------                                         )
 Robert L. Ridgley                                                      )
                                                                        )


                                      II-4


 /s/ Dwight A. Sangrey                            Director              )     October 4, 2002
-------------------------------                                         )
 Dwight A. Sangrey                                                      )
                                                                        )

 /s/ Melody C. Teppola                            Director              )     October 4, 2002
-------------------------------                                         )
 Melody C. Teppola                                                      )
                                                                        )

 /s/ Russell F. Tromley                           Director              )     October 4, 2002
-------------------------------                                         )
 Russell F. Tromley                                                     )
                                                                        )

 /s/ Richard L. Woolworth                         Director              )     October 4, 2002
-------------------------------                                         )
 Richard L. Woolworth                                                   )
                                                                        )

                                INDEX TO EXHIBITS

Exhibit
-------

1         -    Form of Distribution Agreement.

4(a)*     -    Copy of Mortgage and Deed of Trust, dated as of July 1, 1946, to
               Bankers Trust Company (now Deutsche Bank Trust Company Americas) and R.G. Page (to whom Stanley Burg is now successor), Trustees
               (filed as Exhibit 7(j) in File No. 2-6494), together with
               Indentures supplemental thereto Nos. 1 through 14, dated, respectively, as of June 1, 1949, March 1, 1954, April 1, 1956,
               February 1, 1959, July 1, 1961, January 1, 1964, March 1, 1966,
               December 1, 1969, April 1, 1971, January 1, 1975, December 1,
               1975, July 1, 1981, June 1, 1985, and November 1, 1985 (filed as
               Exhibit 4(d) in File No. 33-1929); No. 15, dated as of July 1,
               1986 (filed as Exhibit (4)(c) in File No. 33-24168); Nos. 16, 17 and 18, dated, respectively, as of November 1, 1988, October 1,
               1989 and July 1, 1990 (filed as Exhibit (4)(c) in File No.
               33-40482); No. 19, dated as of June 1, 1991 (filed as Exhibit
               4(c) in File No. 33-64014; and No. 20, dated as of June 1, 1993
               (filed as Exhibit 4(c) in File No. 33-53795).

4(b)*     -    Form of secured note (filed as Exhibit 4(b) in File No.
               333-64777).

4(c)*     -    Copy of Indenture, dated as of June 1, 1991, to Bankers Trust
               Company (now Deutsche Bank Trust Company Americas), Trustee, relating to the unsecured notes (filed as Exhibit 4(e) in File
               No. 33-64014).

4(d)*     -    Copy of Officers' Certificate, dated as of June 18, 1993,
               establishing series of unsecured notes and Form of Instructions for both secured and unsecured notes (filed as Exhibit 4(f) to Form 10-K for the year ended December 31, 1993).

4(e)*     -    Form of Officers' Certificate, together with form of fixed rate unsecured note, supplementing the Officers' Certificate, dated as of June 18, 1993 (filed as Exhibit 4(e) in File No. 333-64777) .

5(a)      -    Opinion of Mark S. Dodson, Esquire.

5(b)      -    Opinion of Thelen Reid & Priest LLP.

12*       -    Computation of Ratio of Earnings to Fixed Charges (filed as
               Exhibit 12 to Form 10-Q for the quarter ended June 30, 2002).

23(a)     -    Consent of PricewaterhouseCoopers LLP.

23(b)     -    Consent of Stoel Rives LLP.

23(c)     -    The consents of Mark S. Dodson, Esquire, and of Thelen Reid &
               Priest LLP are included in their opinions filed, respectively, as Exhibits 5(a) and 5(b)

24        -    Power of Attorney (see page II-4).

25(a)     -    Statement of Eligibility of the Corporate Trustee on Form T-1.

25(b)     -    Statement of Eligibility of Stanley Burg on Form T-2.

25(c)     -    Statement of Eligibility of the Indenture Trustee on Form T-1.

----------
*  Incorporated herein by reference as indicated.


                                      II-6